UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004

September 8, 2006
Dear Harman International Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Harman International Industries, Incorporated. The meeting will be held on Thursday, November 2, 2006, beginning at 11:00 a.m. at the JPMorgan Chase Building, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for election as directors and other action to be taken is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.
      This Annual Meeting will be an important occasion as we will recognize the contributions of two Board members who will retire following the meeting. Stanley Weiss has served ably as a director since 1997. Bernie Girod has served the Company superbly since 1986, and has held various senior management positions, including serving as the Company’s Chief Financial Officer, Chief Operating Officer, Chief Executive Officer and Vice Chairman. Although Bernie will retire as a director at the Annual Meeting so that we can maintain a majority of non-management directors on the Board, he will continue as Chief Executive Officer until the end of the calendar year. We wish to thank both Mr. Girod and Mr. Weiss for their years of outstanding service to our Company.
      At the meeting, management will also report on the Company’s operations during fiscal year 2006 and comment on the Company’s outlook for the current fiscal year. The report will be followed by a question and answer period.
      It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.
      We look forward to seeing you on November 2nd.

Sincerely,

Sidney Harman
Executive Chairman

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on November 2, 2006

      The 2006 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Company”) will be held at the JPMorgan Chase Building, 270 Park Avenue, New York, New York, on November 2, 2006, beginning at 11:00 a.m. The meeting will be held for the following purposes:

(1)	to elect two directors, each to serve until the 2009 Annual Meeting of Stockholders; and

(2)	to transact other business that properly comes before the meeting.
      Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on September 6, 2006 are entitled to notice of, and to vote at, the meeting.
      If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for fiscal year 2006.

By Order of the Board of Directors,

Edwin C. Summers
Secretary
Washington, D.C.
September 8, 2006
IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

PROXY STATEMENT

      This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (the “Company”) for use at the Company’s 2006 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about September 11, 2006.
      Holders of record of the Company’s common stock (“Common Stock”) as of the close of business on September 6, 2006 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On September 6, 2006, there were 65,198,877 shares of Common Stock outstanding.
      You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.
      You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.
      All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for both nominees, withhold your vote for both nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve until the Company’s 2009 Annual Meeting of Stockholders; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.
      A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

      In August 2006, the Board adopted a majority voting policy that requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to whether to accept the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is attached as Appendix A to this Proxy Statement and is more fully described in “The Board, Its Committees and Its Compensation — Majority Voting Policy.”
      Those who fail to return a proxy or attend the meeting will not count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists, but will have no effect on the outcome of the election of our directors. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
      The Company is soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. Employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PROPOSAL FOR
ELECTION OF DIRECTORS
      At the Meeting, two directors will be elected to serve three-year terms expiring at the 2009 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office extend beyond the Meeting. The nominees for election are Edward H. Meyer and Gina Harman, each of whom is currently a director. The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.
      Stanley A. Weiss and Bernard A. Girod currently serve as directors of the Company. Mr. Weiss’ term expires at the Meeting and Mr. Girod’s term expires at the 2007 Annual Meeting of Stockholders. In order to meet the New York Stock Exchange requirement that the Board be composed of a majority of non-management directors, Mr. Girod has agreed to resign as a director immediately following the Meeting. As previously announced, Mr. Girod plans to retire as the Company’s Chief Executive Officer at the end of this calendar year. The Nominating and Governance Committee is currently conducting a search for qualified candidates to serve as a director of the Company. You may not vote for more than two nominees, either in person or by proxy.
      Under Delaware law and our Bylaws, a plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular Board position is elected for that position. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.
      As discussed more fully below, the Board has adopted a majority voting policy that requires, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” is required to promptly tender his or her resignation following certification of the election results. The Nominating and Corporate Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led stockholders to withhold votes, if known, and make a recommendation to the Board. The Board will act on the Committee’s recommendation within 90 days following certification of the results of the election.
The Board recommends a vote FOR election of each of the nominees.
Nominees to be Elected at the Meeting
      Edward H. Meyer, age 79, has been a director of the Company since 1990. Mr. Meyer has been Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company, since 1970. Mr. Meyer also serves as a director of Grey Global Group, Inc. and Ethan Allen Interiors Inc.
      Gina Harman, age 57, has been a director of the Company since November 2005. Ms. Harman is the President of the Company’s Consumer Group, a position she has held since 2002. Ms. Harman also served as President of the North America operations of the Company’s Consumer Group from 1998 to 2002 and has been with the Company since 1985. Ms. Harman is the daughter of Sidney Harman, the Executive Chairman of the Board.

Directors Whose Terms Extend Beyond the Meeting
      Sidney Harman, age 88, has been Executive Chairman of the Board since July 2000 and has served as Chairman of the Board and as a director of the Company since the Company’s founding in 1980. Dr. Harman also served as Chief Executive Officer of the Company from 1980 to 1998. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978. His current term as a director expires at the 2008 Annual Meeting of Stockholders.
      Shirley Mount Hufstedler, age 81, has been a director of the Company since September 1986. Ms. Hufstedler has been in private law practice for more than 25 years. Since 1995, she has been with the law firm of Morrison & Foerster LLP. From 1981 to 1995, Ms. Hufstedler was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler is Director Emeritus of Hewlett-Packard Company. Her current term as a director expires at the 2008 Annual Meeting of Stockholders.
      Ann McLaughlin Korologos, age 64, has been a director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines, Inc.), Host Hotels & Resorts, Inc., Kellogg Company and Microsoft Corporation. In April 2004, Ms. Korologos was elected Chairman of the RAND Corporation Board of Trustees. She is also a Chairman Emeritus of the Aspen Institute and previously served as a Senior Advisor to Benedetto, Gartland & Company, Inc. from 1996 to 2005. Her current term as a director expires at the 2007 Annual Meeting of Stockholders.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
The Board of Directors
      The Board currently consists of seven directors. Four of the directors are independent directors and three directors are members of the Company’s senior management. Each of the Company’s non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of five members, three of whom are independent directors.
Corporate Governance
      The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout the Company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles the Company has, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating and Governance Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all employees; and

•	a Board Policy that requires directors to submit their resignation if they do not receive a majority of votes “for” their election.
      The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on the Company’s website (www.harman.com) in the Corporate Governance section of the Investor Information page. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its Code of Ethics for Senior Executive and Financial Officers and Directors on its website under the Corporate Governance section of the Investor Information page.
      The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new requirements of the Securities and Exchange Commission (the “Commission”) or the New York Stock Exchange.
Director Independence
      As part of the Company’s Corporate Governance Guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are attached to this proxy statement as Appendix B.

      The Board has determined that each of the current non-management directors, Ms. Hufstedler, Ms. Korologos, Mr. Meyer and Mr. Weiss, is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards and satisfies the Company’s independence standards.
Majority Voting Policy
      In August 2006, we adopted a majority voting policy, a copy of which is attached as Appendix A to this Proxy Statement. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.
      In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors it considers relevant, which may include:

•	the stated reason or reasons why stockholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the stockholders.
      The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•	rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the withheld votes.
      Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Governance Committee and any additional information that the Board considers relevant. The Company will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Communications with the Board
      Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Internal Auditor will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.
Board Meetings
      The Board held four meetings during fiscal year 2006. Each director attended at least 75% of the Board meetings held during the period he or she was a director in fiscal year 2006. Each director attended at least 75% of the meetings of the committees on which he or she served held during the period he or she was a director in fiscal year 2006, other than Mr. Weiss who attended two of three meetings held by the Nominating and Governance Committee.
      The Board has established a policy that the non-management directors meet in executive session, without members of the Company’s management present, at each regularly scheduled meeting of the full Board. These executive sessions are chaired by the non-management directors on a rotating basis.
Annual Meetings of Stockholders
      As part of the Company’s Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend stockholders meetings. All Board members attended the Company’s 2005 Annual Meeting of Stockholders.
Audit Committee
      The Audit Committee currently consists of Ms. Hufstedler (Chairwoman), Ms. Korologos, Mr. Meyer and Mr. Weiss. During fiscal year 2006, the Audit Committee held five meetings. The Board has determined that each of the members of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Ms. Hufstedler is an “audit committee financial expert” within the meaning of applicable Commission regulations. In making its determination, the Board considered Ms. Hufstedler’s knowledge of, and experience with, financial and accounting matters gained through serving as Chair of the Company’s Audit Committee and as a member of boards and audit committees of other public companies, as well as her experience in such matters as a practicing attorney, as a judge in both California state courts and the U.S. Court of Appeals, and as Secretary of Education.

      The Audit Committee assists the Board in its oversight of the Company’s financial reporting, focusing on the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with the Company’s independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to the Company by the independent auditor, except for items exempt from pre-approval requirements under applicable law; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.
      The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 25 of this Proxy Statement.
Compensation and Option Committee
      The Compensation and Option Committee currently consists of Ms. Hufstedler (Chairwoman) and Mr. Weiss. During fiscal year 2006, the Compensation and Option Committee held three meetings. Each of the members of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.
      The Compensation and Option Committee assists the Board in overseeing executive compensation and administers the Company’s executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	evaluating the performance of and establishing compensation for the Company’s Executive Chairman and Chief Executive Officer;

•	establishing compensation levels for the Company’s directors and executive officers and reviewing executive compensation matters generally;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity based incentive plans; and

•	approving awards of options, restricted Common Stock and other equity rights to executive officers.
      The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its charter. A report of the Compensation and Option Committee appears on page 12 of this Proxy Statement.

Nominating and Governance Committee
      The Nominating and Governance Committee currently consists of Ms. Korologos (Chairwoman), Ms. Hufstedler, Mr. Meyer and Mr. Weiss. During fiscal year 2006, the Nominating and Governance Committee held three meetings. Each of the members of the Nominating and Governance Committee is independent under the New York Stock Exchange listing standards.
      The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include considering and making recommendations to the Board with respect to:

•	nominees for election to the Board consistent with criteria approved by the Board or the Nominating and Governance Committee, including director candidates submitted by the Company’s stockholders; and

•	the Company’s codes of conduct and corporate governance policies, and overseeing the evaluation of the performance of the Board and the Company’s management against these policies.
      The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its charter.
      Director Nominees. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Committee may consider candidates recommended by the Company’s directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.
      Qualifications. In evaluating nominees for election as a director, the Nominating and Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•	the ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees;

•	the skills and personality of the nominee and how the Nominating and Governance Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its stockholders;

•	the willingness to represent the best interests of all of the Company’s stockholders and not just one particular constituency; and

•	diversity of viewpoints, background and experience, compared to those of existing directors and other nominees.
      The Nominating and Governance Committee will also consider other criteria for director candidates included in the Company’s Corporate Governance Guidelines or as may be established from time to time by the Board.

      Stockholder Recommendations. The Nominating and Governance Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating and Governance Committee. The Company has never received any recommendations for director candidates from stockholders. In considering director candidates recommended by stockholders, the Nominating and Governance Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of the Company and the aggregate amount of the submitting stockholder’s investment in the Company.
      Stockholders may recommend candidates at any time, but to be considered by the Nominating and Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date of the proxy statement mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•	the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Board if nominated and elected;

•	a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating and Governance Committee all information reasonably requested in connection with the Nominating and Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of Common Stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors, the Commission regulations and the New York Stock Exchange listing standards.
      The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: Corporate Secretary (Nominating and Governance Committee Communication/ Director Candidate Recommendation).

Director Compensation
      Cash Compensation. For services rendered during fiscal year 2006, non-management directors received an annual fee of $40,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. The Company does not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.
      Equity-Based Compensation. Under the 2002 Stock Option and Incentive Plan, each non-management director received an option to purchase 6,000 shares of Common Stock on the date of our 2005 Annual Meeting of Stockholders. Each non-management director was also eligible for an additional option to purchase 1,500 shares of Common Stock if the Company achieved a return on consolidated equity for the prior fiscal year of at least 9% but less than 13%, or an additional option to purchase 3,000 shares of Common Stock if the Company achieved a return on consolidated equity of 13% or more. Each non-management director received an option to purchase 3,000 shares of Common Stock as a result of the Company achieving the required return on consolidated equity in fiscal year 2005. The exercise price of the options is the fair market value of the shares of Common Stock on the date of grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant.
      Changes in Director Compensation. The Board of Directors determined to reduce the total annual compensation for non-management directors to be provided following the Meeting and for the fiscal year beginning July 1, 2006. The annual grant of options to purchase shares has been decreased from 6,000 shares to 5,000 shares of Common Stock, with each non-management director receiving an option to purchase 5,000 shares of Common Stock immediately following the Meeting. Further, non-management directors will no longer be eligible for additional option grants as a result of the Company achieving the two levels of return on consolidated equity, described above. The annual fee for non-management directors will increase from $40,000 to $60,000. The fee for non-management directors attending each committee meeting on a day other than the day of a Board meeting remains at $1,500. These changes were approved by the Compensation and Option Committee at its August 2006 meeting.

REPORT OF THE COMPENSATION AND OPTION COMMITTEE
Executive Compensation Generally
      We oversee the Company’s executive compensation program. Our committee is comprised solely of independent directors, chaired by Ms. Hufstedler. Our committee’s charter authorizes us to retain outside advisors with respect to compensation matters and we consult with outside advisors from time to time in our decision-making.
      We think that the three key elements of the Company’s executive compensation program are:

•	base salaries determined in light of competitive pay practices, historical pay rates and performance evaluations;

•	cash bonus awards tied to annual results of operations; and

•	stock options and other equity awards to directly link the longer-term financial interests of management with stockholder interests.
      The Company also has in place retirement, welfare benefit and change-in-control arrangements for senior management that we believe are generally within the mainstream of similar benefits provided by comparable companies.
      Salary. We establish base salaries for senior management in light of historical practice, competitive pay data and performance reviews. We assess competitive pay rates by reference to market data, and review company and individual performance at the end of each fiscal year.
      We reviewed the Company’s results of operations for fiscal year 2005 and competitive pay practices data in setting base pay for senior management for fiscal year 2006. Some of the data was obtained from surveys furnished by outside compensation consulting firms concerning practices among comparable companies in the electrical and electronics industries. Consistent with the Company’s historical practice, we sought to establish base salaries for fiscal year 2006 at the 50th-75th percentile of base salaries for the survey group of companies. In the future, we may apply different parameters, generally, or in a particular case.
      Annual Incentive Compensation. The Company provides cash bonuses to executive officers, including executives in the summary compensation table appearing later in the this Proxy Statement. We believe that these bonuses qualify as “performance-based compensation” for tax purposes, and therefore are fully deductible. Under the Company’s bonus plan, we establish a return on stockholders’ equity target for each fiscal year and awards are payable if that target is reached. These targets for fiscal year 2006 were exceeded.
      Equity Based Compensation. The Company’s equity incentive plan authorizes the award of options, restricted Common Stock or other equity-linked awards to full-time employees we select. The Company has historically awarded stock options to senior managers, including the six executives included in the cash compensation table on page 14, but not substantial amounts of restricted Common Stock or other equity-linked awards. The Company records the cost of options as an expense in its financial statements. The level of awards for recent years has been based on our assessment of competitive practice, prior performance and overall cost to the Company, as well as our assessment of the value of potential awards under traditional option valuation techniques. The value of these awards has ultimately proven to be substantial as a result of the increase in market prices for the Company’s stock. While we expect to consider this in making future awards, our current thinking is that the Company and its stockholders have benefited proportionately with management as a result of the increases in long-term stockholder value and that options continue to be an appropriate means to align stockholder and management interests. We are, of course, aware of the views expressed in some quarters that options may no longer be an appropriate type of management incentive. While we do not concur with that view, we will continue to monitor the evolution of approaches to long-term incentive compensation.
      Although the Company has not established formal share ownership requirements, management is generally expected to retain a substantial equity stake in the Company, whether directly or through equity-linked awards. The Company’s historical practice has been based on the view that it is appropriate to permit equity appreciation to be used to satisfy tax and other obligations related to prior equity awards and recognizes the need for some flexibility in light of the very substantial increase in equity values over the past several years and, in certain instances, the substantial periods in which certain of our senior managers have worked at the Company.
Compensation of Executive Chairman and Chief Executive Officer
      During fiscal year 2006, Dr. Harman, the Company’s Executive Chairman, was paid a base salary of $1,050,000 and Mr. Girod, the Company’s Chief Executive Officer through May 1, 2006, was paid a base salary of $1,020,000. Mr. Girod served as Chief Executive Officer during fiscal 2006 until May 1, 2006 and was reappointed to that position effective August 21, 2006 at the same base salary. Their salaries were based mainly on their leadership in creating a corporate environment consistent with the Board’s governance objectives, the Company’s accelerated growth in sales, earnings and overall results during fiscal year 2005, the Company’s historical practices, and competitive pay data. Cash bonus awards were $1,050,000 for Dr. Harman and $1,020,000 for Mr. Girod as a result of the Company’s strong financial and operational performance.
      Douglas A. Pertz served as the Company’s Chief Executive Officer from May 1, 2006 through August 21, 2006. Mr. Pertz’s annual salary was set at $850,000. Mr. Pertz did not receive any cash bonus for fiscal year 2006. In connection with his hiring, Mr. Pertz was granted options to purchase 75,000 shares of Common Stock at an exercise price of $86.98 per share, the market value of the Common Stock on the date of grant, and 25,000 shares of restricted Common Stock. Mr. Pertz was to receive an additional 20,000 shares of restricted Common Stock on January 1, 2007. Pursuant to Mr. Pertz’s agreement with the Company, upon his resignation, Mr. Pertz received a severance payment equal to two times his annual salary and target bonus and the prorated value of the unvested shares of restricted Common Stock, including the 20,000 shares he was to receive on January 1, 2007. The total cash severance was $3,829,200. The shares of restricted Common Stock and options to purchase shares of Common Stock had not vested and were cancelled.

Shirley Mount Hufstedler
Stanley A. Weiss
September 8, 2006

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
      The following table discloses compensation received by the Company’s Executive Chairman, the two individuals who served as Chief Executive Officer during fiscal year 2006 and the three other most highly paid executive officers for each of the last three fiscal years.

					Long-Term
					Compensation
		Annual Compensation
					Restricted	Options
	Fiscal			Other Annual	Stock	Granted	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	(shares)	Compensation(3)

Sidney Harman	2006	$1,050,000	$1,050,000	$298,709	—	—	$5,500
Executive Chairman	2005	1,037,500	2,000,000	248,560	—	100,000	14,625
of the Board	2004	970,833	2,000,000	184,043	—	100,000	17,150

Bernard A. Girod	2006	1,020,000	1,020,000	—	—	—	5,500
Vice Chairman of the	2005	1,004,167	1,900,000	—	—	100,000	14,625
Board and Chief	2004	920,833	1,900,000	—	—	100,000	17,150
Executive Officer

Kevin Brown(4)	2006	400,000	325,000	—	—	25,000	5,500
Executive Vice President and Chief Financial Officer

Erich A. Geiger(5)	2006	1,000,000	870,000	—	$984,000	100,000	5,500
Executive Vice President	2005	973,333	2,000,000	—	—	100,000	14,625
and Chief Technology	2004	835,333	1,600,000	—	—	70,000	17,150
Officer

William Palin(6)	2006	465,418	240,000	—	—	5,000	49,307
Vice President —	2005	433,240	215,015	—	—	—	43,536
Controller	2004	397,439	191,037	—	—	7,500	39,947

Douglas A. Pertz(7)	2006	141,667	—	—	2,174,500	75,000	—
Former Chief Executive Officer

(1)	For Dr. Harman, includes compensation relating to the use of leased aircraft as authorized by the Board of $221,328 in fiscal year 2006, $172,123 in fiscal year 2005 and $110,087 in fiscal year 2004. These amounts represent the incremental cost incurred by the Company in connection with the use of the aircraft. Perquisites and other personal benefits received by the Company’s other executive officers identified above in fiscal years 2006, 2005 and 2004 are not included in the Summary Compensation Table because the aggregate amount of such compensation, if any, did not meet disclosure thresholds established under the Commission’s regulations.

(2)	Dividends are paid on restricted Common Stock awards.

(3)	For Dr. Harman, Messrs. Girod, Brown and Geiger, the amounts shown for fiscal year 2006 represent Company contributions to the Company’s Retirement Savings Plan. For Mr. Palin, the amount shown for fiscal year 2006 represents Company contributions of $46,542 to a pension savings plan on behalf of Mr. Palin and health insurance premiums of $2,765 paid by the Company.

(4)	Mr. Brown was designated an executive officer on July 1, 2005 in connection with his appointment as Chief Financial Officer of the Company.

(5)	As of June 30, 2006, Dr. Geiger held 12,000 unvested shares of restricted Common Stock valued at $1,024,440 based upon a per share price of $85.37, the closing market price of the shares of Common Stock on June 30, 2006.

(6)	Mr. Palin’s compensation is paid in British Pounds Sterling and has been translated into U.S. dollars at the exchange rate in effect on the last day of the fiscal year in the case of bonus payments, and at the average exchange rate in effect for 2004, 2005 or 2006, as applicable, in the case of salary and other amounts.

(7)	Mr. Pertz served as Chief Executive Officer of the Company from May 1, 2006 through August 21, 2006. As of June 30, 2006, Mr. Pertz held 25,000 unvested shares of restricted Common Stock valued at $2,134,250 based upon a per share price of $85.37, the closing market price of the shares of Common Stock on June 30, 2006. These restricted shares and options were cancelled upon his resignation as Chief Executive Officer. Pursuant to his agreement with the Company, Mr. Pertz received a severance payment equal to two times his annual salary and target bonus and the prorated value of the shares of restricted Common Stock, or $3,829,200 in the aggregate.
Option Grants in Last Fiscal Year
      The following table shows grants of stock options during fiscal year 2006 to each of the named executive officers.

		Percent of
		Total Options
	Number of	Granted to	Per Share		Grant Date
	Options	Employees in	Exercise		Present
Name	Granted(1)	Fiscal Year	Price(2)	Expiration Date	Value(3)

Sidney Harman	0	—	—	—	—
Bernard A. Girod	0	—	—	—	—
Kevin Brown	25,000	3.9%	$82.00	8/16/2015	$742,887
Erich A. Geiger	100,000	15.7%	82.00	8/16/2015	2,971,546
William Palin	5,000	0.8%	82.00	8/16/2015	148,577
Douglas A. Pertz(4)	75,000	11.8%	86.98	5/1/2016	3,026,341

(1)	Represents stock options granted to Mr. Pertz on May 1, 2006 and the other grantees on August 16, 2005. The stock options vest annually at a rate of 20% commencing one year from the date of grant.

(2)	The exercise price was the market value of the Common Stock on the date of grant.

(3)	Based on the Black-Scholes option price model, which requires assumptions to be made about the future changes in the price of the Company’s Common Stock. The Company used the following assumptions to estimate the Grant Date Present Value for the grant of options to Mr. Pertz on May 1, 2006: (a) an estimated dividend yield of $0.05 per share; (b) an estimated risk-free interest rate of 5.14% (c) an estimated volatility of 39.8% and (d) an option term of 6.0 years, representing the estimated period from time of vesting until exercise of the options. The Company used the following assumptions to estimate the Grant Date Present Value for the grant of options to the other grantees on August 16, 2005: (a) an estimated dividend yield of $0.05 per share; (b) an estimated risk-free interest rate of 4.11% (c) an estimated volatility of 38.4% and (d) an option term of 4.2 years, representing the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

(4)	The stock options granted to Mr. Pertz were cancelled upon his resignation as Chief Executive Officer in August 2006.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      For each of the named executive officers, the following table shows stock options exercised during fiscal year 2006 and the value of unexercised stock options as of June 30, 2006.

	Number		Number of Unexercised		Value of Unexercised
	of Shares		Options At Fiscal		In-the-Money Options At
	Acquired		Year-End		Fiscal Year-End(2)
	On	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Harman	0	—	670,000	230,000	$43,768,250	$7,803,750
Bernard A. Girod	894,196	$79,397,293	0	230,000	—	7,803,750
Kevin Brown	0	—	4,000	34,000	108,240	378,520
Erich A. Geiger	165,000	14,348,430	51,000	254,000	1,847,195	3,781,650
William Palin	12,500	908,445	1,500	15,500	15,225	430,055
Douglas A. Pertz	0	0	0	75,000	—	0

(1)	Based on the difference between the market price of the Common Stock on the date of exercise and the relevant exercise price.

(2)	Based on the difference between $85.37 (the closing price of the Common Stock on June 30, 2006) and the exercise price of the stock options.
Deferred Compensation Plan
      The Company’s Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Deferred Compensation Plan’s administrative committee. The Compensation and Option Committee administers this Plan. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested, subject to a 10% penalty on any unscheduled withdrawals. The Company may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.
      Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. The Company credits earnings to the accounts based on the rate of return of the designated funds. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.
Supplemental Executive Retirement Plan
      The Company’s Supplemental Executive Retirement Plan (“Supplemental Plan”) provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. The Compensation and Option Committee administers the Supplemental Plan. Each of the current named executive officers, other than Dr. Geiger, has been designated as a participant in the Supplemental Plan. Dr. Harman has 26 years, Mr. Girod 19 years, Mr. Palin 18 years and Mr. Brown 3 years of service credited under the Supplemental

Plan. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.
      Retirement Benefit. Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by the Company. Dr. Harman and Mr. Girod have each been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and each of Messrs. Brown and Palin has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. If a participant’s employment is terminated for any reason other than death within three years after a change in control of the Company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving 10 years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.
      The following table sets forth the annual maximum retirement benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	3	6	9	12	15

500,000	50,000	100,000	150,000	200,000	250,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,500,000	150,000	300,000	450,000	600,000	750,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000
3,500,000	350,000	700,000	1,050,000	1,400,000	1,750,000
4,000,000	400,000	800,000	1,200,000	1,600,000	2,000,000
      Termination Benefit. A participant who retires or whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by the Company. Dr. Harman and Mr. Girod have each been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and each of Messrs. Brown and Palin has been designated as a participant entitled to receive an annual termination benefit of up to 30%. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Termination benefits are payable in the same manner as retirement benefits.

      The following table sets forth the annual maximum termination benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	15	16	17	18	19	20

500,000	150,000	170,000	190,000	210,000	230,000	250,000
1,000,000	300,000	340,000	380,000	420,000	460,000	500,000
1,500,000	450,000	510,000	570,000	630,000	690,000	750,000
2,000,000	600,000	680,000	760,000	840,000	920,000	1,000,000
2,500,000	750,000	850,000	950,000	1,050,000	1,150,000	1,250,000
3,000,000	900,000	1,020,000	1,140,000	1,260,000	1,380,000	1,500,000
3,500,000	1,050,000	1,190,000	1,330,000	1,470,000	1,610,000	1,750,000
4,000,000	1,200,000	1,360,000	1,520,000	1,680,000	1,840,000	2,000,000
      Death Benefit. A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Dr. Harman and Messrs. Girod and Palin have each been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Brown has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment. Any death benefit payable to Dr. Harman’s designated beneficiary will be paid in five equal annual installments, providing the actuarial equivalent of the lump-sum payment otherwise due.
2002 Key Executive Officers Bonus Plan
      Under the Company’s 2002 Key Executive Officers Bonus Plan, each of the current named executive officers, other than Mr. Palin, is eligible to receive cash awards each fiscal year that a predetermined return on stockholder equity goal is met. This plan is administered by the Compensation and Option Committee, which establishes the target bonuses and the stockholder equity goal each fiscal year. In the event of a change in control of the Company, each plan participant is entitled to the award amount for that fiscal year without proration or any other deduction, provided that he or she is employed by the Company at the time of the change in control or, if the plan participant is no longer employed by the Company, the plan participant’s employment is terminated after commencement of discussions that resulted in a change of control of the Company but within 180 days prior to the change in control.
Severance and Employment Agreements
      The Company has entered into severance agreements with each of Dr. Harman, Messrs. Girod and Brown. The severance agreements provide that if, within the two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary during any period prior to his termination and his highest incentive pay during the three fiscal years preceding the change in control. The severance agreements also provide that the Company will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreements, including any additional payment for excise taxes. Unless the executive officer or the Company notifies the other by September 30 that it does not wish the agreement to be extended, each severance agreement is automatically extended on the following January 1 for an additional year.
      Dr. Geiger serves as Executive Vice President and Chief Technology Officer pursuant to an employment agreement with the Company. Under the terms of his employment agreement, Dr. Geiger receives an annual base salary of not less than $1,000,000, and is eligible to receive an annual bonus at the discretion of the Company based on certain performance parameters established annually by the Company. Dr. Geiger’s employment agreement also provides him with an annual pension benefit of 30% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company). Dr. Geiger is also entitled to certain insurance benefits and participates in some of the Company’s other benefit plans and programs. Beginning August 2007, the employment agreement may be terminated by either party upon 12-months’ notice.
      Mr. Brown serves as Chief Financial Officer pursuant to a letter agreement with the Company. Under the terms of his letter agreement, Mr. Brown receives an annual base salary of $400,000. Mr. Brown also participates in incentive compensation and some of the Company’s other benefit plans and programs. If Mr. Brown’s employment is terminated by the Company before June 30, 2008 for any reason, except for job-related illegal misconduct, he will continue to receive salary and benefit payments for a period of one year or until he accepts other employment.
      Mr. Palin serves as Vice President — Controller pursuant to an employment agreement with the Company. Under the terms of his employment agreement, Mr. Palin’s annual base salary is £230,000, subject to annual review, and he is entitled to participate in the Company’s discretionary bonus plan and the Company’s UK health and life insurance plans. Mr. Palin’s employment agreement also provides that the Company contribute annually to Mr. Palin’s pension scheme an amount not less than 10% of his base salary. If his employment is terminated after a change in control of the Company, Mr. Palin will be entitled to severance and benefits for 24 months. As of June 2005, the employment agreement may be terminated by either party upon 12-months’ notice.
      Mr. Pertz served as Chief Executive Officer pursuant to a letter agreement with the Company from May 1, 2006 through August 21, 2006. Under the terms of his letter agreement, Mr. Pertz received an annual base salary of $850,000. Pursuant to the letter agreement, upon termination of his employment in August 2006, Mr. Pertz received $3,829,200 in severance compensation.

Certain Relationships and Related Transactions
      On August 22, 2005, the Company repurchased 5,000 shares of Common Stock from Dr. Gieger pursuant to the Restricted Stock Agreement, dated as of August 15, 2001, between the Company and Dr. Gieger. As provided in the Restricted Stock Agreement, these shares were valued at $108.05 per share, the closing price of the Common Stock on the New York Stock Exchange on August 2, 2005, the date the Company received Dr. Geiger’s repurchase request.
      Two of Dr. Harman’s adult children, Gina Harman and Lynn Harman, are employed by the Company. Gina Harman serves as President of Harman Consumer Group and as a director of the Company. Lynn Harman serves as Corporate Counsel. For services rendered during fiscal year 2006, Gina Harman was paid salary and bonus of $769,167 and Lynn Harman was paid salary and bonus of $193,933.

EQUITY COMPENSATION PLAN INFORMATION
      As of June 30, 2006, the 1992 Incentive Plan and the 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments to the 1992 Incentive Plan, were approved by the Company’s stockholders. The table provides information as of June 30, 2006:

	Number of
	securities to be	Weighted-average	Number of securities
	issued upon	exercise price of	remaining available for
	exercise of	outstanding	future issuance under
	outstanding options,	options, warrants	existing equity
Plan category	warrants and rights	and rights	compensation plans(1)

Equity compensation plans approved by security holders	3,299,720	$47.04	4,186,392

Equity compensation plans not approved by security holders	0	0	0

Total	3,299,720	$47.04	4,186,392

(1)	Represents 4,186,392 shares of Common Stock available for issuance under the 2002 Stock Option and Incentive Plan. No further awards may be made under the 1992 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table shows, as of August 31, 2006, the beneficial ownership of shares of Common Stock for (a) all stockholders known by the Company to beneficially own more than 5% of the shares of Common Stock, (b) each of the current directors, (c) the Company’s Executive Chairman, Chief Executive Officer and the three other most highly paid executive officers of the Company and (d) all of the Company’s directors and executive officers as a group. Some of the information in the table is based on information included in filings made by the beneficial owners with the Commission.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percentage(2)

FMR Corp.	9,599,713	(3)	14.7%
T. Rowe Price Associates, Inc.	6,889,017	(4)	10.6%
Barclays Global Investors, NA	5,482,265	(5)	8.4%
Sidney Harman	3,511,470	(6)	5.3%
Bernard A. Girod	374,086		*
Gina Harman	249,864		*
Shirley M. Hufstedler	152,413	(7)	*
Erich A. Geiger	133,000	(8)	*
Edward H. Meyer	90,936		*
Stanley A. Weiss	59,850		*
Ann McLaughlin Korologos	58,620		*
Kevin Brown	11,000		*
William S. Palin	8,460		*
All directors and executive officers as a group (13 persons)	4,747,913		7.1%

*	Less than 1%

(1)	As required by the rules of the Commission, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 31, 2006 as follows: Dr. Harman (770,000 shares), Mr. Girod (100,000 shares), Ms. Harman (94,524 shares), Ms. Hufstedler (78,600 shares), Dr. Geiger (121,000 shares), Mr. Meyer (78,600 shares), Mr. Weiss (49,600 shares), Ms. Korologos (52,200 shares), Mr. Brown (11,000 shares), Mr. Palin (5,500 shares) and all directors and executive officers as a group (1,416,168 shares). The table also includes shares of Common Stock held in the Retirement Savings Plan by Mr. Girod (18,389 shares) and all directors and executive officers as a group (19,823 shares). The table does not reflect acquisitions or dispositions of shares of Common Stock, including grants or exercises of stock options, after August 31, 2006.

(2)	Based on 65,198,877 shares of Common Stock outstanding as of August 31, 2006.

(3)	Information with respect to FMR Corp. is based on the Schedule 13G/ A filed with the Commission on February 14, 2006 by FMR Corp. FMR Corp. had sole dispositive power with respect to 9,599,713 shares of Common Stock and sole voting power with respect to 2,438,301 shares of Common Stock as of December 31, 2005. Edward C. Johnson III, Chairman of FMR Corp. is also deemed to be the beneficial owner of 9,182,611 of the 9,599,713 shares of Common Stock beneficially owned by FMR Corp. by virtue of his position with and ownership of FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Information with respect to T. Rowe Price Associates, Inc. (“T. Rowe”) is based on the Schedule 13G/ A filed with the Commission on July 10, 2006 by T. Rowe. T. Rowe has sole dispositive power with respect to 6,847,317 shares of Common Stock and sole voting power with respect to 1,858,367 shares of Common Stock. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Information with respect to Barclays Global Investors, NA (“Barclays”) is based on the Schedule 13G filed with the Commission on January 26, 2006 by Barclays. Barclays has sole dispositive power with respect to 5,482,265 shares of Common Stock and sole voting power with respect to 4,771,460 shares of Common Stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(6)	Includes 1,924,306 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 154,416 shares held in an irrevocable trust for various family members for which Dr. Harman has sole voting power but shared dispositive power; 200,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman has sole dispositive power and sole voting power; and 462,748 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies. Dr. Harman’s address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

(7)	Includes 68,353 shares held by the Hufstedler Family Trust for which Ms. Hufstedler acts as co-trustee and for which she has shared dispositive power and shared voting power.

(8)	Includes 12,000 unvested shares of restricted Common Stock for which Dr. Geiger has sole voting power but no dispositive power.

INDEPENDENT AUDITOR
      Selection. KPMG LLP served as the Company’s independent auditor for fiscal year 2006 and has been selected by the Audit Committee to serve as the Company’s independent auditor for fiscal year 2007. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.
      Audit and Non-Audit Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal year 2006 and fiscal year 2005, and fees billed for other services rendered by KPMG LLP.

	2006	2005

Audit fees (1)	$3,274,000	$3,658,000
Audit-related fees(2)	$62,000	$390,000
Tax fees (3)	$717,000	$704,000
All other fees (4)	$259,000	$238,000

(1)	Audit fees consist principally of fees for the audit of the Company’s annual financial statements, including the audit of its internal controls over financial reporting, review of the Company’s financial statements included in its quarterly reports on Form 10-Q for those years and foreign statutory audits.

(2)	Audit-related fees consist principally of the audit of the Company’s retirement savings plan and pension schemes and fees for assistance in the acquisition of QNX Software Systems in fiscal year 2005.

(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.

(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.
      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has pre-approved certain services that KPMG is to provide to the Company in fiscal year 2007, including quarterly review of financial statements, tax compliance and tax consultation services related to income tax and the filing of income tax and VAT returns, consultations on the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and consulting related to acquisitions.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is currently composed of four directors who are neither officers nor employees of the Company. All members of the Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The Committee operates under a written charter approved by the Board.
      In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal year 2006, the Committee:

•	discussed these financial statements with the Company’s management and KPMG LLP, the Company’s independent auditors;

•	discussed with KPMG LLP those matters required to be discussed under SAS No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.
      Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2006, as filed with the Commission.
      The Committee has selected and engaged KPMG LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal year 2007.
      This report is submitted by the members of the Audit Committee.

Shirley Mount Hufstedler
Ann McLaughlin Korologos
Edward H. Meyer
Stanley A. Weiss
September 5, 2006

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares changes in cumulative total returns (assuming reinvestment of cash dividends) on shares of the Common Stock for the five-year period ending June 30, 2006 against the S&P Composite-500 Stock Index and the S&P 500 Consumer Discretionary Index. The stock price performance graph assumes an initial investment of $100 at the market close on June 30, 2001. Dates on the chart represent the last trading day of the indicated fiscal year. The stock price performance shown on the graph below is not necessarily indicative of future performance of the shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2006, except that each of Ms. Hufstedler, Ms. Korologos, Mr. Meyer and Mr. Weiss inadvertently filed one late Form 4 related to an automatic option grant on November 2, 2005, and Ms. Korologos inadvertently filed one late Form 4 related to a sale of Common Stock on November 4, 2005.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
      In order to be included in the Company’s proxy materials for the 2007 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004 by May 14, 2007, and otherwise comply with all requirements of the Commission for stockholder proposals.
      The Company’s By-Laws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2007 Annual Meeting of Stockholders must be received not later than July 13, 2007. However, the Company’s By-Laws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the 10th day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the By-Laws. A copy of the By-Laws is available upon request from the Company’s Secretary.
      Notice of a stockholder’s intent to make a nomination for director at the 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the By-Laws. Stockholders may also submit recommendations for director candidates to the Nominating and Governance Committee by following the procedures described on page 10 of this Proxy Statement.

OTHER MATTERS
      The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Sidney Harman
Executive Chairman
Washington, D.C.
September 8, 2006

Appendix A
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
POLICY OF THE BOARD OF DIRECTORS REGARDING DIRECTOR ELECTIONS
      In an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) shall tender his or her resignation as a Director to the Board of Directors promptly following the certification of the election results. Neither broker non-votes nor abstentions shall be deemed to be votes “withheld” from a Director’s election.
      The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the election results. The Board of Directors will disclose its decision whether to accept or reject the tendered resignation (and the reasons for rejecting the tendered resignation, if applicable) promptly thereafter in a press release disseminated in the manner that Company press releases typically are distributed. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.
      If a Director’s tendered resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or decrease the number of directors comprising the Board of Directors in accordance with the provisions of the Company’s By-Laws. If the Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is elected and qualified.
      Any Director who tenders his or her resignation pursuant to this policy shall not participate in the Nominating and Governance Committee recommendation or Board of Director action regarding whether to accept the resignation offer.
      The Board of Directors may at any time in its sole discretion supplement or amend any provision of this policy in any respect, repeal the policy in whole or part or adopt a new policy relating to director elections with such terms as the Board of Directors determines in its sole discretion to be appropriate. The Board of Directors will have the exclusive power and authority to administer this policy, including without limitation the right and power to interpret the provisions of this policy and make all determinations deemed necessary or advisable for the administration of this policy. All such actions, interpretations and determinations which are done or made by the Board of Directors in good faith will be final, conclusive and binding.

A-1

Appendix B
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS
(AMENDED AND RESTATED AS OF AUGUST 16, 2005)
      A director of the Company who satisfies each of the following criteria will be presumed to be an independent director of the Company:

•	he or she is not, nor has been within three years preceding the date of any determination, an employee of the Company, and none of his or her immediate family members is, or has been within three years preceding the date of any determination, an executive officer of the Company;

•	he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of any determination, more than $100,000 in direct compensation from the Company, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of the Company and, (c) compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company;

•	he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is the Company’s internal or external auditor;

•	he or she does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	he or she was not, and none of his or her immediate family members was, within the three years preceding the date of any determination (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	he or she is not nor has been, and none of his or her immediate family members is or has been, within the three years preceding the date of any determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•	he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company (other than a tax exempt organization) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years preceding the date of any determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
      As used in these Standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-1

      As used in these Standards, an “executive officer” means the Company’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for the Company.
      In making a determination regarding a director’s independence, the Board of Directors of the Company will endeavor to ascertain all relevant facts and circumstances, and will consider all relevant facts and circumstances that become known to the Board, including the director’s banking, consulting, legal, accounting, other professional, commercial, industrial, tax exempt and familial relationships. Each member of the Company’s Board of Directors shall, in good faith, disclose to the Board all facts and circumstances he or she reasonably believes necessary or appropriate in order to permit the Board to make a determination regarding whether the director meets the criteria set forth in these Standards.
      In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the rules established by the New York Stock Exchange.

B-2

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
Annual Meeting of Stockholders — November 2, 2006
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints each of Edwin C. Summers and Sandra B. Robinson, with the power to appoint his or her substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 2, 2006 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 8, 2006.
     When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the nominees set forth in the proposal for election of directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW.	Please Mark Here For Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHOLD VOTE
	BOTH	FOR BOTH
	NOMINEES	NOMINEES
PROPOSAL FOR ELECTION OF DIRECTOR NOMINEES:	☐	☐
01 Edward H. Meyer
02 Gina Harman

To withhold authority to vote for any individual
nominee, strike a line through that nominee’s name.
Using blue or black ink, please mark, sign, date and promptly return this proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/har
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR
Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR
Mail
Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.